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                     [ERVIN, COHEN & JESSUP LLP LETTERHEAD]



                                                               REF. OUR FILE NO.
                                                                  6667-045


                                 April 30, 1998




OroAmerica, Inc.
443 North Varney Street
Burbank, California  91502

Gentlemen:

            We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to an aggregate of 10,000 shares of Common Stock of OroAmerica, Inc., a Delaware corporation (the "Company"), consisting of 5,000 shares of Common Stock of the Company reserved for issuance from time to time upon the exercise of the stock option granted under each the 1996 Director Stock Option Award and the 1997 Director Stock Option Award (the "Awards"). The foregoing shares of Common Stock are hereinafter referred to as the "Shares".

            We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. Based upon our examinations and inquiries, it is our opinion that the Shares have been duly authorized by the Board of Directors of the Company and, when issued in accordance with the terms of the respective Awards, the Shares will be validly issued, fully paid and nonassessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement.



                                     Very truly yours,

                                     /S/  ERVIN, COHEN & JESSUP LLP